March 21,1996


FIserv, Inc.
255 FIserv Drive
Brookfield, WI 53045

FIserv, Inc.
Registration Statement on Form S-3


Dear Sirs:

     I have acted as counsel to FIserv, Inc., a Wisconsin corporation ("FIserv"), in connection with its Registration Statement on Form S-3 (the "Registration Statement"), filed under the Securities Act of 1933 (the "Act"), relating to the proposed resales of up to 70,096 shares of its
Common    Stock,  $.01   par  value  (the   "Shares"),  by  certain   Selling
Shareholders.

     In that connection, I have examined originals, or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments as I have deemed necessary or appropriate for purposes of this opinion, including the Articles of Incorporation, as amended, and By-Laws, as amended, of FIserv.

     Based upon the foregoing, I am of the opinion that:

     1.  The Company has been duly  organized  and is validly existing as   a
corporation under the laws of the State of Wisconsin.

     2.  The Shares  have been duly authorized   and are validly issued   and
fully paid and nonassessable.

     I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to me under "Legal Matters" in the Prospectus comprising a part of the Registration Statement. By giving the foregoing consent, I do not admit that I come within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,


/S/ CHARLES W. SPRAGUE
Charles W. Sprague
Executive Vice President,
General Counsel and Secretary